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                                                                    EXHIBIT 99.1

Wednesday July 28, 4:59 pm Eastern Time

Company Press Release

SOURCE: BB&T Corporation

BB&T to Acquire Atlanta-based Premier Bancshares

WINSTON-SALEM, N.C., July 28 /PRNewswire/ -- BB&T Corporation (NYSE: BBT - news) said today it will buy Premier Bancshares Inc. (NYSE: PMB - news) of Atlanta in a $624.1 million stock swap that will give BB&T its third Georgia bank and the sixth largest share of deposits in metropolitan Atlanta.

Premier Bancshares, with $2 billion in assets (including three pending acquisitions), operates 32 banking offices in Atlanta and North Georgia and 10 mortgage banking offices through a subsidiary, Premier Lending. Premier, the third largest home-based bank in Georgia, primarily operates in four of the nation's fastest growing counties: Gwinnett, Cobb, Forsyth and Henry.

Premier will be BB&T's second acquisition in the metropolitan Atlanta area, the largest metropolitan statistical area in the Southeast. BB&T completed its acquisition of Newnan, Ga.-based First Citizens Corp. on July 9.

The transaction, approved by the directors of both companies, will be accounted for as a pooling of interests. Premier shareholders will receive $18.43 per share based on BB&T's closing price Tuesday of $35.75. The value to be received by each shareholder is based upon a fixed exchange ratio of 0.5155 BB&T share for each Premier share.

"Premier is a quality institution that will allow us to expand our presence in the economically strong metro Atlanta market," said BB&T Chairman and Chief Executive Officer John Allison. "We're excited about joining a community bank with a strong commitment to personal service."

Premier will boost BB&T's assets in Georgia to more than $4 billion, including a pending acquisition with Macon-based First Liberty Financial Corp.

BB&T plans to supplement Premier's real estate lending focus with BB&T's emphasis on retail customers and small to middle market commercial customers. Premier customers will be introduced to a broad product line that includes insurance, mutual funds, annuities, trust, retail brokerage, investment banking, treasury services and international banking.

BB&T's newest region will be headquartered in Atlanta and Premier Chairman and Chief Executive Officer Darrell D. Pittard will be named its president. BB&T currently has 17 autonomous regions, which operate like community banks. More than 95 percent of lending decisions are made locally.
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"Just like Premier, BB&T is a financial institution attuned to the customer,"
Pittard said. "Both organizations believe strongly that local bankers know what is best for their respective regions.

"It's encouraging to know that we'll be able to serve existing customers and new ones the way we always have. And now we'll also be able to provide all the products and services of a financial institution with more than $40 billion in assets."

Premier operates banking offices in the following counties: Baldwin, Barrow, Chattooga, Cobb, DeKalb, Forsyth, Fulton, Glynn, Greene, Gwinnett, Hall, Henry and Spalding.

The merger, which is subject to the approval of Premier shareholders and banking regulators, is expected to be completed in the first quarter of 2000.

Winston-Salem-based BB&T Corporation, with $40.8 billion in assets, operates 601 banking offices in the Carolinas, Georgia, Virginia, Maryland and Washington, D.C.

Business Week magazine recently rated BB&T Corporation as the second highest performing S&P 500 bank holding company in the nation.

SOURCE: BB&T Corporation